UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

AURORA DIAGNOSTICS HOLDINGS, LLC

(Exact name of registrant as specified in charter)

Delaware	333-176790	20-4918072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Florida 33410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 420-5512

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2013, Jon L. Hart resigned as the Chief Executive Officer and President of the Aurora Diagnostics Holdings, LLC (the “Company”) and as a member of the Company’s Board of Managers. On March 12, 2013, Daniel D. Crowley was appointed as the Chief Executive Officer and President of the Company. Mr. Crowley will not serve on the Company’s Board of Managers.

Mr. Crowley, age 65, is the founder and principal of Dynamic Healthcare Solutions (“DHS”), a firm that provides executive management principally to healthcare companies, which he formed in 1997. Mr. Crowley has significant experience as a healthcare executive, senior management and board advisor and advisor to private investment firms.

In connection with the appointment of Mr. Crowley, the Company has entered into an agreement with DHS, pursuant to which the Company has agreed to pay DHS a monthly fee of $100,000, plus DHS’s reasonable out of pocket expenses and hourly fees for any DHS staff (other than Mr. Crowley) that provides services under the agreement. The agreement may be terminated by the Company at any time with or without cause upon thirty days’ prior notice subject to, in certain circumstances, the payment of termination fees. In addition, the agreement provides that the Company will pay DHS a success fee in the event that a change of control of the Company occurs at any time during the term of the agreement or the one-year period following the termination or expiration of the agreement. The amount of the success fee will be determined based on the valuation of the Company at the time of the change of control. Other than the agreement with DHS, Mr. Crowley will not receive any direct or indirect compensation or benefits from the Company.

The Company has proposed a separation agreement to Mr. Hart in connection with his resignation that would provide separation benefits consistent with his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA DIAGNOSTICS HOLDINGS, LLC

March 15, 2013	/s/ Gregory A. Marsh
Gregory A. Marsh
Chief Financial Officer